Exhibit 10.80

HA-INTERNATIONAL, LLC

FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2015, 2014 AND 2013

TOGETHER WITH AUDITOR’S REPORT

INDEPENDENT AUDITOR’S REPORT

To the Board of Directors and Members of
HA-International, LLC

We have audited the accompanying financial statements of HA-International, LLC (the Company), which comprise the balance sheets as of December 31, 2015 and 2014, and the related statements of income, members’ equity and cash flows for the years ended December 31, 2015, 2014 and 2013, and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

To the Board of Directors and Members of
HA-International, LLC
Page two

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of HA-International, LLC as of December 31, 2015 and 2014, and the results of its operations and its cash flows for the years ended December 31, 2015, 2014 and 2013 in accordance with accounting principles generally accepted in the United States of America.

/s/ DUGAN & LOPATKA
Wheaton, Illinois
February 23, 2016

		EXHIBIT 1

HA-INTERNATIONAL, LLC
BALANCE SHEETS
DECEMBER 31, 2015 AND 2014
(in thousands of dollars)

	2015	2014
A S S E T S

CURRENT ASSETS:
Cash and cash equivalents	$428	$262
Accounts receivable (less allowance for doubtful accounts
of $82 and $273 as of 2015 and 2014, respectively)	17,556	23,728
Miscellaneous receivables	15	164
Due from Member, HA-USA	34	20
Due from Member, Hexion	1,780	71
Inventories -
Finished and in-process goods	2,061	2,661
Raw material and supplies	2,353	3,626
Other current assets	904	1,323

Total current assets	25,131	31,855

PROPERTY AND EQUIPMENT:
Land and land improvements	1,486	1,372
Buildings	3,862	3,831
Machinery and equipment	26,734	26,796
Construction in process	310	208

Total property and equipment	32,392	32,207

Less accumulated depreciation	(21,066)	(19,989)

Property and equipment, net	11,326	12,218

LONG-TERM RECEIVABLE FROM MEMBER, HEXION	1,434	3,195

OTHER NONCURRENT ASSETS	259	46

GOODWILL, NET	5,592	5,592

INTANGIBLES, NET	100	135

Total assets	$43,842	$53,041

LIABILITIES AND MEMBERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	$3,895	$4,318
Drafts payable	484	391
Other current liabilities	2,020	2,362
Due to affiliate of Member, HA-USA	213	282
Loan payable	4,587	5,920

Total current liabilities	11,199	13,273

OTHER NONCURRENT LIABILITIES	2,014	2,637

COMMITMENTS AND CONTINGENCIES	500	140

MEMBERS' EQUITY	30,129	36,991

Total liabilities and members' equity	$43,842	$53,041

The accompanying notes are an integral part of these statements.

EXHIBIT 2

HA-INTERNATIONAL, LLC
STATEMENTS OF MEMBERS' EQUITY
FOR THE YEARS ENDED DECEMBER 31, 2015, 2014 AND 2013
(in thousands of dollars)

BALANCE, January 1, 2013	$32,758

NET INCOME	44,373

DISTRIBUTIONS TO MEMBERS:
Cash	(42,000)
Tax deposits on behalf of Members, net	(112)

BALANCE, December 31, 2013	35,019

NET INCOME	29,972

DISTRIBUTIONS TO MEMBERS	(28,000)

BALANCE, December 31, 2014	36,991

NET INCOME	31,138

DISTRIBUTIONS TO MEMBERS	(38,000)

BALANCE, December 31, 2015	$30,129

The accompanying notes are an integral part of these statements.

			EXHIBIT 3

HA-INTERNATIONAL,LLC
STATEMENTS OF INCOME
FOR THE YEARS ENDED DECEMBER 31, 2015, 2014 AND 2013
(in thousands of dollars)

	2015	2014	2013

NET TRADE SALES	$152,864	$182,732	$172,913

MEMBER SALES	7,990	28,537	30,398

Net sales	160,854	211,269	203,311

COST OF GOODS SOLD	106,807	158,790	153,712

Gross margin	54,047	52,479	49,599

EXPENSES:
Distribution expense	6,404	6,278	5,926
Sales and marketing expense	5,890	6,011	5,530
General and administrative expense	8,310	7,247	6,889
Research and development expense	1,817	1,785	1,923

Total expenses	22,421	21,321	20,268

Income before interest, taxes and other expense	31,626	31,158	29,331

INTEREST EXPENSE, NET	85	99	48

INCOME TAX EXPENSE	175	399	297

OTHER OPERATING (INCOME)	—	—	(16,000)

OTHER EXPENSE, NET	228	688	613

Net income	$31,138	$29,972	$44,373

The accompanying notes are an integral part of these statements.

EXHIBIT 4

HA-INTERNATIONAL, LLC
STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2015, 2014 AND 2013
(in thousands of dollars)

	2015	2014	2013
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$31,138	$29,972	$44,373
Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation	1,829	1,615	941
Amortization	35	40	40
Gain on sale/disposal of property and equipment	(6)	—	14
Net change in operating assets and liabilities -
Accounts receivable	6,172	(2,698)	(1,036)
Miscellaneous receivables	149	106	(104)
Due from Member, HA-USA	(14)	7	(27)
Due from Member, Hexion	(1,709)	(71)	0
Inventories	1,873	840	(1,474)
Other assets	206	(732)	84
Long-term receivable from Member, Hexion	1,761	3,472	(6,667)
Accounts payable	(423)	287	260
Drafts payable	93	(757)	(604)
Other liabilities	(604)	2,260	103
Due to affiliate of Member, HA-USA	(69)	141	(147)
Due to Member, Hexion	0	(4,247)	(5,825)

Net cash provided by operating activities	40,431	30,235	29,931

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(941)	(4,821)	(3,817)
Cash proceeds from sale of equipment	9	—	—
Purchase of intangibles	—	(125)	—

Net cash (used in) investing activities	(932)	(4,946)	(3,817)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net borrowings from (payments on) line of credit	(1,333)	2,747	3,173
Distributions to Members	(38,000)	(28,000)	(42,000)
Tax deposits on behalf of Members, net	—	—	(112)

Net cash (used in) financing activities	(39,333)	(25,253)	(38,939)

CHANGE IN CASH AND CASH EQUIVALENTS	166	36	(12,825)

NET CASH AND CASH EQUIVALENTS, Beginning of year	262	226	13,051

NET CASH AND CASH EQUIVALENTS, End of year	$428	$262	$226

SUPPLEMENTAL DISCLOSURES OF
CASH FLOW INFORMATION:
Cash (paid) during the year for -
Interest expense	$(85)	$(99)	$(48)

State and local taxes	$(225)	$(160)	$(398)

The accompanying notes are an integral part of these statements.

HA-INTERNATIONAL, LLC
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2015, 2014 AND 2013
(in thousands of dollars)

(1)    ORGANIZATION AND BASIS OF PRESENTATION:

HA-International, LLC (the Company) was formed on April 2, 2001, between Borden Chemical Foundry LLC (BCF), a wholly-owned subsidiary of Hexion, Inc. (Hexion), and HA-USA, Inc. (HA-USA) for the purpose of combining their foundry businesses in North America.

The Company’s capital structure is comprised of Class A interests and Class B interests, each of which are owned 50% by each member. Class A interests represent the members’ voting rights in accordance with the provisions of the Limited Liability Company Agreement (the LLC Agreement). Class B interests represent the members’ share of the profits and losses of the Company and the members’ rights to receive distributions of the Company’s assets in accordance with the LLC Agreement.

(2)    NATURE OF OPERATIONS:

The Company produces and sells resin-coated sands for use in metal castings at its Oregon, Illinois facility. The Company produces and sells refractory coatings (a material used to enhance the surface finish of a casting and reduce defects) at its Toledo, Ohio facility. Products are sold primarily in North America. The Company purchases certain dry and liquid resins under Toll Processing Agreements (Tolling Agreements) with Hexion. The Company also sells resin-coated sands and ceramics, produced at its Oregon, Illinois facility, to Hexion under Tolling Agreements for Hexion’s oilfield operations business.

The Company had contracted with Hexion to receive certain administrative services including information technology, regulatory compliance, purchasing, human resources, and other operational services under an Administrative Services Agreement (the Admin Agreement) through April 1, 2014 (Note 5). As of April 2014, these administrative services are performed by the Company.

(3)    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

The financial statements were available to be issued on February 23, 2016, with subsequent events being evaluated through this date.

A summary of HA-International, LLC’s significant accounting policies follows:

Use of Estimates in Preparing Financial Statements -

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The most significant estimates reflected in the accompanying financial statements are the allowance for doubtful accounts, inventory valuation reserve, and incentive compensation reserve. Actual results could differ from those estimates.

Revenue Recognition -

Sales, net of estimated returns, allowances, and discounts, are recognized when products are shipped and title transfers to customers, assuming collectability is reasonably assured.

(3)    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (Continued)

Allowance for Doubtful Accounts -

The Company has a policy for credit insurance on selected accounts. The allowance for doubtful accounts is estimated using factors such as customer credit ratings, past collection history and experience with our credit insurance provider. Receivables are charged against the allowance for doubtful accounts when it is probable that the receivable will not be recovered.

Cash and Cash Equivalents -

The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

Concentrations of Credit Risk -

Financial instruments, which potentially subject the Company to concentrations of credit risk, consist principally of cash and accounts receivable. Cash is held in one bank, a quality financial institution; however, deposits may exceed federally insured limits. Concentrations of credit risk with respect to accounts receivable are limited, due to the large number of customers comprising the Company’s customer base and their dispersion across many different industries and geographies. The Company does not require collateral or other security to support customer receivables.

Inventories -

Inventories are stated at the lower of cost or market using the first-in, first-out method of accounting.

Property and Equipment -

Property and equipment are recorded at cost. Depreciation is recorded on a straight-line basis over the estimated useful lives ranging from 3 to 18 years. Major renewals and betterments of property are capitalized. Repairs, maintenance, and minor renewals are expensed as incurred.

Goodwill -

The Company accounts for its goodwill in conformity with Accounting Standards Codification (ASC) for Goodwill and Other Intangible Assets. This statement requires that goodwill not be amortized, but instead be tested for impairment at least annually. The Company determined that there was no impairment in the value of its goodwill during 2015, 2014 or 2013 by utilization of a discounted cash flow analysis.

Intangibles -

Intangibles represent customer lists and patents and are amortized on a straight-line basis over five years. Intangible assets are also reviewed for impairment when events or changes in circumstances indicate that the carrying value of the intangible assets might not be fully recoverable.

(3)    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (Continued)

Drafts Payable -

The Company’s cash management system provides for the reimbursement of all major bank disbursement accounts daily. Checks issued, but not presented for payment to the bank, are reflected as drafts payable, and are included in current liabilities in the accompanying financial statements.

Shipping and Handling -

Shipping costs are incurred to move the Company’s products from the production or storage facility to the customer. Handling costs are incurred from the point the products are removed from inventory until they are provided to the shipper and generally include costs to store, move, and prepare products for shipment. Due to the nature of the Company’s operations, handling costs incurred prior to shipment are not significant and are included in cost of goods sold. The Company incurred shipping costs of $6,404, $6,278 and $5,926 for fiscal 2015, 2014 and 2013, respectively. Shipping costs are classified as distribution expense in the statements of income. The Company recognized freight revenue of $6,404, $7,442 and $6,522 for fiscal 2015, 2014 and 2013, respectively. These amounts are recognized as revenue at the time of product shipment and are included in net trade sales in the statements of income.

Research and Development Costs -

Funds are committed to research and development for technical improvement of products that are expected to contribute to operating profits in future years. All costs associated with research and development are expensed as incurred.

Group and General Insurance -

General insurance premiums are site and activity specific. Premiums are recorded as prepaid insurance when paid and amortized as an expense based on the term of the policies. The Company has policies for group insurance, such as medical, dental, and vision.

Royalty Agreements -

The Company has entered into licensing arrangements for the manufacture and sale of designated products in specified geographical areas outside the United States of America. The licensees pay, and the Company recognizes, royalties at the time the applicable products are sold. During 2015, 2014 and 2013, the Company recognized royalty income of $83, $75 and $64, respectively.

Taxes -

The Company is a partnership for federal income tax purposes; thus, taxable income and losses flow to the individual members. No provision for federal income taxes is reflected in these financial statements; however, the Company does incur certain state income and franchise taxes. These amounts are included in income tax expense on the statements of income.

With few exceptions, the Company is no longer subject to U.S. federal and state income tax examinations for years before 2012. The Company does not expect a material net change in unrecognized tax benefits in the next twelve months.

(3)    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (Continued)

Major Customer -

Approximately 23%, 17% and 18% of the Company’s net sales were derived from one trade customer for the years ended December 31, 2015, 2014 and 2013, respectively.

Reclassifications -

Certain prior year balances have been reclassified in order to conform with the current year’s presentation.

(4)    DEBT OBLIGATIONS:

Loan Payable -

The Company maintains a bank loan and security agreement (the Agreement) that provides for borrowings of up to $15,000, including letters of credit. The loan is secured by the assets of the Company. The Agreement has been extended to expire during December, 2016. At December 31, 2015 and 2014, outstanding borrowings under this Agreement were $4,587 and $5,920, respectively.

Under the terms of the Agreement, the Company has the ability to borrow funds at either the prime rate plus an applicable margin or at LIBOR plus an applicable margin. The Company must designate which option it chooses at the time of the borrowing. For letters of credit issued under the Agreement, the Company pays a per annum fee equal to the LIBOR applicable margin, which varies based upon our debt coverage schedule. In addition, the Company pays a 0.35% per annum fee on the amount of the average daily unused portion of the commitment.

The Company has certain financial covenants within its loan agreements. The covenants were met at December 31, 2015, 2014 and 2013.

In 2015, the Company entered into a security agreement granting a lien on certain assets in order to secure a letter of credit totaling $1,152. In February, 2016, the letter of credit was reduced to $230. The letter of credit remains in effect until it is cancelled or is substituted with cash collateral of no less than 105% of the letter of credit liability, and may survive the expiration of the Agreement.

(5)    RELATED PARTIES:

Hexion -

The Company is engaged in various transactions with Hexion in the ordinary course of business. Through April 1, 2014, the Company contracted with Hexion for certain services such as information technology and corporate administration (Note 1). Hexion charged a fee in accordance with the Admin Agreement. The charges for these services under this agreement were $-0-, $368 and $1,472 for the years ended December 31, 2015, 2014 and 2013, respectively.

(5)    RELATED PARTIES: (Continued)

The Company sells resin-coated proppants to Hexion and purchases resins from Hexion at agreed upon costs under the Tolling Agreements. The amounts recorded on the statements of income related to Hexion for the years ended December 31 are as follows:

	2015	2014	2013

Member sales	$7,990	$28,537	$30,298
Cost of goods sold	70,417	105,872	101,944

Additionally, in accordance with the Tolling Agreements, the Company is reimbursed for the cost of assets built for the benefit of Hexion. The amounts due to/from Hexion resulting from these transactions, and related balance sheet impacts, including a receivable for raw material trade credits used towards purchases of dry and liquid resins, for the years ended December 31 are as follows:

	2015	2014
Due from Member, Hexion -

Raw material credits receivable	$1,334	$5,333
Equipment receivable	509	621
Proppant sales receivable	1,193	2,757
Resin purchases payable	(1,256)	(8,640)
	$1,780	$71

Long-Term receivable from Member, Hexion -

Raw material credits receivable	$—	$1,334
Equipment receivable	1,434	1,861
	$1,434	$3,195

Other non-current liabilities -

Deferred costs related to equipment investment	$1,948	$2,554

Management believes the charges and allocations of costs and fees paid are reasonable based upon the circumstances; however, the amounts are not necessarily indicative of costs that would have been incurred if the Company operated independently.

(5)    RELATED PARTIES: (Continued)

HA-USA -

During 2015, 2014 and 2013, the Company performed accounting services and paid bank fees and other reimbursable expenses on HA-USA’s behalf. The balance due from HA-USA for these activities was $34 and $20 at December 31, 2015 and 2014, respectively.

Affiliate of Member, HA-USA -

The Company makes payments to affiliates of HA-USA under royalty agreements and for supply purchases. During 2015, 2014 and 2013, the Company incurred costs of $1,481, $973 and $1,483, respectively. The amounts due to affiliates of HA-USA were $264 and $323 for the years ended December 31, 2015 and 2014, respectively.

The Company also sells product to HA-USA’s affiliates. During 2015, 2014 and 2013, the Company sold $164, $152 and $228, respectively. The balance due from affiliates of HA-USA for these sales was $51 and $41 for the years ended December 31, 2015 and 2014, respectively.

(6)    INTANGIBLE ASSETS:

Intangible assets, including customer lists and patents, which are being amortized, consist of the following as of December 31:

	2015		2014
	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization

Intangible assets -	$5,590	$5,490	$5,590	$5,455

Intangible amortization expense was $35, $40 and $40 for the years ended December 31, 2015, 2014 and 2013, respectively.

Estimated future amortization expense is as follows:

Year ending December 31,

2016	$25
2017	25
2018	25
2019	25
2020	—
$100

(7)    RETIREMENT BENEFITS:

The Company makes discretionary contributions into a defined contribution retirement savings plan. These contributions are equal to 2.5% of annual gross wages up to the maximum FICA social security wage base and 5% thereafter to a maximum of $265. For wages over $265, the Company will contribute 5% into a non-qualified deferred compensation plan up to the eligible employee compensation (Note 8). In addition, eligible employees may make contributions to the savings plan subject to certain Internal Revenue Service limitations. Employee contributions are matched by the Company up to a maximum of 5% of base annual compensation. The Company recorded $792, $791 and $684 in related expense for 2015, 2014 and 2013, respectively.

During 2014, the plan sponsor was changed from Hexion to the Company.

(8)    LEASES/COMMITMENTS:

Lease Agreements -

The Company leases office and lab space under a long-term arrangement. The Company also leases equipment used in its operations under various long-term operating lease agreements. Total lease expense amounted to $643, $399 and $384 for 2015, 2014 and 2013, respectively.

Future minimum lease payments under operating leases at December 31, 2015, are as follows:

Year ending December 31,

2016	$651
2017	597
2018	546
2019	479
2020	—
$2,273

Hosting Agreement -

In 2014, the Company entered into a seven-year agreement with a third party to host software and other IT programs on servers at an off-site location. Total software hosting expense amounted to $969 and $706 for 2015 and 2014, respectively.

Future minimum payments under this agreement at December 31, 2015 are as follows:

Year ending December 31,

2016	$1,007
2017	1,047
2018	1,088
2019	1,131
2020	1,175
Thereafter	297
$5,745

(8)    LEASES/COMMITMENTS: (Continued)

Deferred Compensation Plan -

During 2014, the Company adopted a non-qualified deferred compensation plan. The plan is unsecured and participation is limited to a select group of the Company’s management employees. Under the terms of the plan, a participant may elect to defer base salary and/or bonus, pursuant to such rules as may be established by the Company, up to the maximum percentages for each deferral election as described in the plan. The deferred compensation liability under this plan was $500 and $140 as of December 31, 2015 and 2014, respectively, and is included in commitments and contingencies. The Company is not required to fund the plan liability, however, has decided to internally set funds aside by contributing employee deferrals into a rabbi trust, which includes a money market account and investments held in life insurance policies. The cash surrender value of the life insurance policies was $237 and $25 as of December 31, 2015 and 2014, respectively, and is included in other noncurrent assets. The funds held in the designated money market account were $261 and $115 as of December 31, 2015 and 2014, respectively, and are included in cash and cash equivalents. Due to the change in market value of the investments held in the life insurance policies, the Company recorded an unrealized gain of $9 and $-0- as of December 31, 2015 and 2014, respectively.

(9)    MEMBERS’ EQUITY:

The Company paid distributions of $38,000, $28,000 and $42,000 during 2015, 2014 and 2013, respectively. BCF and HA-USA each received 50% of the total distributions in accordance with their Class B ownership percentages at the date of declaration.

In the event the Company would be dissolved, proceeds to the owners would be based on their relative value of Class B shares at the dissolution date. Each member has the right of first refusal on any sale transaction of the other member’s interest.